SunTrust

June 7, 2019

Lakeland Industries, Inc.
202 Pride Lane, S.W.
Decatur, Alabama 35603

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated May 10, 2017, as amended (if amended) by and between you and us (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have their respective meanings as set forth in the Loan Agreement.

We, and you by your acceptance of this letter agreement, hereby agree as follows with respect to the Loan Agreement:

A. The Fixed Charge Coverage Ratio under Item 9 of the Terms Schedule attached to the Loan Agreement shall not be tested for the fiscal quarters ending April 30, 2019, July 31, 2019 and October 31, 2019.

B. You shall maintain Availability of at least $10,000,000 for the period commencing on May 31, 2019 through December 31, 2019, with such covenant to be tested on the last day of each month, commencing May 31, 2019 through and including December 31, 2019. If you have failed to maintain Availability of at least $10,000,000 as of any such test date, such failure shall be deemed to be an Event of Default under the Loan Agreement and we shall be entitled to exercise all rights and remedies on account thereunder as a result of such Event of Default.

C. The Fixed Charge Coverage Ratio under Item 9 of the Terms Schedule attached to the Loan Agreement shall be tested (in accordance with the terms thereof) for the fiscal quarter ending January 31, 2020 and each fiscal quarter ending thereafter.

Except as modified above, all of the terms and provisions of the Loan Agreement remain in full force and effect.

SUNTRUST BANK

By: [signature]
Name: Joseph A Massari
Title: Director

Agreed to:

LAKELAND INDUSTRIES, INC.

By: [signature]
Name: CHRISTOPHER RYAN
Title: CEO, President & Secretary

Consented to by:

LAIDLAW ADAMS & PECK INC.

By: [signature]
Name: CHRISTOPHER J. RYAN
Title: President & Secretary